Exhibit 10.1

Execution Version

CO-FOUNDER’S AGREEMENT

This Co-Founder’s Agreement (this “Agreement”) is made as of July 21, 2022 (the “Effective Date”), among Snap Inc., a Delaware corporation (the “Company”), Evan Spiegel (“Co-Founder”), and the other Holders signatory hereto (each, a “Party” and collectively the “Parties”).  Capitalized terms used but not otherwise defined have the meaning set forth in Section 1.

RECITALS

WHEREAS, as of the Effective Date, the Amended and Restated Certificate of Incorporation authorizes the Company to issue up to 3,000,000,000 shares of the Company’s Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”);

WHEREAS, the Company’s Dividend Policy as set forth in its Registration Statement on Form S-1 related to its initial public offering of Class A Common Stock and in its subsequent Annual Reports on Form 10-K states that the Company, from time to time, may pay a special stock dividend in the form of newly issued shares of Class A Common Stock, which per the terms of the Amended and Restated Certificate of Incorporation shall be paid equally to all stockholders;

WHEREAS, the Company’s Board of Directors (the “Board”) intends to declare, no earlier than June 30, 2023, a dividend of one (1) newly issued share of Class A Common Stock (such dividend, the “Stock Dividend”, and such shares of Class A Common Stock issued pursuant to the Stock Dividend, the “Dividend Shares”) on each share of the Company’s Class A Common Stock, each share of the Company’s Class B Common Stock, par value $0.00001 per share (the “Class B Common Stock”) and each share of the Company’s Class C Common Stock, par value $0.00001 per share (the “Class C Common Stock”, and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”); provided, however, that the Board has determined that, as conditions to its declaring the Stock Dividend, the Holders shall have entered into this Agreement with the Company and the Dividend Declaration Condition shall have been satisfied; and

WHEREAS, in order to facilitate implementation of the Stock Dividend, the Holders and the Company desire to agree to certain matters with respect to the declaration and payment of the Stock Dividend and the ownership and transfer of shares of Common Stock by the Holders, including a requirement that, under certain circumstances described herein and subject to the terms and conditions of this Agreement, a Holder must convert a share of Class B Common Stock or Class C Common Stock, as the case may be, into a share of Class A Common Stock if such Holder were to Sell (as defined below) a Dividend Share received on such share of Class B Common Stock or Class C Common Stock.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, agreements and covenants set forth herein, and for other good and valuable consideration the receipt and adequacy of which the Parties acknowledge, the Parties hereby agree as follows:

48846036.12

1.Certain Definitions.  As used in this Agreement, the following terms have the following respective meanings:

“Amended and Restated Certificate of Incorporation” shall mean the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on the Effective Date.

“Base Class C Common Stock” shall have the meaning set forth in Article V, Section 1.4 of the Amended and Restated Certificate of Incorporation.

“Cause” shall mean (i) the Co-Founder’s conviction of a felony, or crime of moral turpitude, under United States law; (ii) the Co-Founder’s intentional, material violation of any of his obligations to Company under his Confidential Information and Inventions Assignment Agreement with the Company, his letter of employment with the Company or this Agreement; or (iii) the Co-Founder’s willful misconduct in the performance of his duties as Chief Executive Officer; in each case under the foregoing clauses (i), (ii) and (iii), only (x) if such Cause event results in material damage to the Company and its subsidiaries, taken as a whole and (y) after the Board of Directors provides the Co-Founder with written notice of the applicable Cause event (which specifically identifies, in reasonable detail, the basis for alleging a Cause event) and the Co-Founder fails to cure the same (to the extent capable of cure) within thirty (30) days after receipt of such notice.  Notwithstanding the foregoing, if the Co-Founder’s act or failure to act was done, or omitted to be done, in good faith with the reasonable belief that such act or omission was in or not opposed to the best interests of the Company, such act or failure to act shall not be the basis of a Cause event.  Any act or failure to act based on authority given by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Co-Founder in good faith with the reasonable belief that such act or omission was in or not opposed to the best interests of the Company.

“Conversion Period” shall mean either of the below periods of time:

(i)beginning on June 30, 2023 and ending on January 1, 2027; or

(ii)beginning on the date (if any) on which the Co-Founder has neither been a director nor an employee of the Company for the Applicable Number of Years (except if he has been terminated by the Company without Cause, has resigned for Good Reason, has died or has suffered a Disability Event), and ending on the date (if any) on which the Co-Founder resumes service with the Company as a director or employee.  For purposes of this definition, the “Applicable Number of Years” shall mean a continuous period of two (2) years, except that if the Co-Founder is primarily engaged in public service or philanthropic endeavors (including, without limitation, being primarily engaged in activity as (A) a director, executive or employee of one or more Tax-Exempt Organizations or (B) a public servant or a candidate or nominee for such position) while separated from the Company, the Applicable Number of Years shall mean a continuous period of five (5) years; provided that the Applicable Number of Years may be extended with the approval of a majority of the Independent Directors;

provided, however, no Conversion Period shall commence prior to the declaration and payment of the Stock Dividend.

“DGCL” shall mean the General Corporation Law of the State of Delaware, as the same shall be in effect from time to time.

“Disability Event” shall have the meaning set forth in Article V, Section 1.6 of the Amended and Restated Certificate of Incorporation with respect to the Co-Founder.

“Dividend Declaration Condition” shall mean that, as of any determination date, the 65-Day VWAP calculated as of such date equals or exceeds $40 per share (as adjusted to take into account any stock split, stock dividend or similar event occurring from the date of this Agreement to such determination date).  As used herein, “65-Day VWAP” shall mean the average of the volume weighted average price per share of Class A Common Stock traded on the New York Stock Exchange, or any other national securities exchange on which the shares of Class A Common Stock are then traded, for each of the sixty-five (65) trading days ending on, and including, the first trading day immediately preceding the date of determination of the 65-Day VWAP.

“Dividend Declaration Date” shall mean the later of (i) June 30, 2023 and (ii) the first business day following the date on which the Dividend Declaration Condition has been satisfied, or, if the Board of Directors so determines, a date that is within five (5) business days after the later of such two dates.

“Good Reason” shall mean, without the Co-Founder’s prior written consent, (i) material reduction in the perquisites or other compensation provided for or to the Co-Founder; (ii) a diminution in the Co-Founder’s title or a material diminution in the Co-Founder’s authorities, duties or responsibilities; (iii) a change in the Co-Founder’s reporting relationship such that the Co-Founder is no longer reporting directly to the Board of Directors; (iv) a material breach by the Company of any of its obligations to the Co-Founder under the Confidential Information and Inventions Assignment Agreement between the Co-Founder and the Company, the Co-Founder’s letter of employment with the Company or this Agreement; (v) failure or refusal of a successor to the Company to materially assume the Company’s obligations under the Confidential Information and Inventions Assignment Agreement between the Co-Founder and the Company, the Co-Founder’s letter of employment with the Company or this Agreement; or (vi) relocation of the Co-Founder’s principal place of employment to a facility more than twenty-five (25) miles from the Company’s current Santa Monica, California offices (other than any relocation caused or agreed to by such Co-Founder); in each case under the foregoing clauses (i) through (vi), that is not cured within thirty (30) days of written notice to the Chairperson of the Board of Directors of the Company, and the Co-Founder actually terminates the Co-Founder’s employment with the Company within ninety (90) days after the end of such thirty (30)-day cure period.

“Holder” means the Co-Founder and the other signatories to this Agreement (other than the Company), and any other person or entity that is required to be a party to this Agreement.

“Independent Directors” shall have the meaning set forth in Article V, Section 1.9 of the Amended and Restated Certificate of Incorporation.

“Liquidation Event” shall have the meaning set forth in Article V, Section 1.11 of the Amended and Restated Certificate of Incorporation.

“Parties” shall mean the Company and the Holders.

“Permitted Transfer” shall have the meaning set forth in Article V, Section 1.14 of the Amended and Restated Certificate of Incorporation (it being understood and agreed that references therein (or in defined terms used therein) to shares of “Class B Common Stock” or “Class C Common Stock” shall be deemed to refer also to shares of Class A Common Stock for purposes of the term “Permitted Transfer” as used in this Agreement).

“Permitted Transferee” shall have the meaning set forth in Article V, Section 1.15 of the Amended and Restated Certificate of Incorporation (it being understood and agreed that references therein (or in defined terms used therein) to shares of “Class B Common Stock” or “Class C Common Stock” shall be deemed to refer also to shares of Class A Common Stock for purposes of the term “Permitted Transferee” as used in this Agreement).

“person” shall mean any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Qualified Trustee” shall have the meaning set forth in Article V, Section 1.17 of the Amended and Restated Certificate of Incorporation (it being understood and agreed that references therein (or in defined terms used therein) to shares of “Class B Common Stock” or “Class C Common Stock” shall be deemed to refer also to shares of Class A Common Stock for purposes of the term “Qualified Trustee” as used in this Agreement).

“Robert Murphy Related Party” shall mean (i) Robert Murphy, (ii) any person who meets the requirements of any of clauses (a) through (f) of Article V, Section 1.14 of the Amended and Restated Certificate of Incorporation with respect to Robert Murphy, and (iii) Robert Murphy’s Qualified Trustees.

“Sell,” “Sold” or “Sale” with respect to a share of Common Stock by a Holder shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of a pecuniary interest in such share by such Holder, whether or not for value and whether voluntary or involuntary or by operation of law; provided, however that none of the events which are exempt from the definition of “Transfer” under Article V, Section 1.18 of the Amended and Restated Certificate of Incorporation shall be considered a “Sale” within the meaning of this Agreement (it being understood and agreed that any references in the aforesaid Article V, Section 1.18 (or in defined terms used therein) to shares of “Class B Common Stock” or “Class C Common Stock” shall be deemed to refer also to shares of Class A Common Stock for purposes of determining events that shall not be considered a “Sale” as used in this Agreement by reason of their being exempt from the definition of “Transfer” under Article V, Section 1.18 of the Amended and Restated Certificate of Incorporation).

“Tax-Exempt Organization” shall mean any organization that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) of the Internal Revenue Code of 1986, as amended.

“Transfer” shall have the meaning set forth in Article V, Section 1.18 of the Amended and Restated Certificate of Incorporation (it being understood and agreed that any references therein (or in defined terms used therein) to shares of “Class B Common Stock” or “Class C Common Stock” shall be deemed to refer also to shares of Class A Common Stock for purposes of the term “Transfer” as used in this Agreement).

“Voting Control” shall have the meaning set forth in Article V, Section 1.19 of the Amended and Restated Certificate of Incorporation.

2.Declaration of Stock Dividend.  The Company hereby agrees to declare the Stock Dividend on the Dividend Declaration Date.  The Stock Dividend shall be paid within thirty (30) days after the Dividend Declaration Date to stockholders of record as of the record date for the Stock Dividend, which record date shall be set by the Board of Directors in accordance with the DGCL.  The Dividend Shares shall be duly authorized, validly issued, fully paid and non-assessable.  Prior to the Dividend Declaration Date, subject to the approval of a majority of the voting power of the Company’s outstanding stock, the Company shall cause to be amended the Amended and Restated Certificate of Incorporation if necessary to authorize a sufficient number of shares of Class A Common Stock to permit payment of the Stock Dividend.

3.Conversion Requirement.

(a)The Holders agree that (i) in the event a Holder Sells during any Conversion Period a Dividend Share received on a share of Class B Common Stock, such Holder shall, within ten (10) business days following such Sale, be required to convert such share of Class B Common Stock into a share of Class A Common Stock and (ii) in the event a Holder Sells during any Conversion Period a Dividend Share received on a share of Class C Common Stock, such Holder shall within ten (10) business days following such Sale be required to convert such share of Class C Common Stock into one share of Class A Common Stock, unless, in the case of clauses (i) or (ii), a majority of the Independent Directors otherwise approves upon written request of Holder provided at least five (5) business days prior to any such Dividend Share conversion (the requirement described in this Section 3(a), the “Conversion Requirement”).  In the event a share of Class B Common Stock or Class C Common Stock on which a Dividend Share was received is converted into a share of Class A Common Stock (whether in connection with a Transfer that was not a Permitted Transfer or otherwise) prior to any Sale of such Dividend Share, the Conversion Requirement will be deemed satisfied with respect to any Sale of such Dividend Share. In addition, a Holder will be deemed to satisfy the Conversion Requirement with respect to a Dividend Share if such Holder or another Holder converts a share of Class B Common Stock or Class C Common Stock, as applicable, into a share of Class A Common Stock in lieu of the share of Class B Common Stock or Class C Common Stock on which such Dividend Share was received within ten (10) business days following the Sale of such Dividend Share. Notwithstanding any other provision of this Agreement to the contrary, the Conversion Requirement shall not apply to any Sale (i) that would meet the requirements of a Permitted Transfer or (ii) (x) that constitutes a donation of Dividend Shares to a Tax-Exempt Organization or (y) the net proceeds of which are donated to a

Tax-Exempt Organization.  Furthermore, a Holder shall be deemed for purposes of this Agreement to have converted a share of Class B Common Stock or Class C Common Stock into a share of Class A Common Stock if such Holder shall have submitted an irrevocable election to the Company or its transfer agent to effectuate such conversion.

(b)Except as expressly set forth in this Section 3, this Agreement shall not limit or restrict any Holder’s ability to Transfer any shares of Class A Common Stock, Class B Common Stock or Class C Common Stock (subject to the terms and conditions of the Amended and Restated Certificate of Incorporation).

(c)For all purposes of this Agreement, a Holder who Sells any shares of Class A Common Stock during the term of this Agreement shall be deemed for purposes of this Agreement, unless, in any case, the applicable Holder otherwise instructs in writing (and a copy of such instruction shall be provided to the Company following any such Sale), to Sell (i) first, shares of Class A Common Stock other than the Dividend Shares, (ii) second, Dividend Shares received on such Holder’s shares of Class A Common Stock pursuant to the Stock Dividend, (iii) third, Dividend Shares received on such Holder’s shares of Class B Common Stock pursuant to the Stock Dividend, and (iv) fourth, Dividend Shares that were received on such Holder’s shares of Class C Common Stock pursuant the Stock Dividend.  In the event of any Transfer of shares of Class A Common Stock by a Holder not addressed by this Section 3(c), such Holder shall notify the Company in writing which shares of Class A Common Stock have been Transferred, such notice to be provided following any such Transfer.

4.Conditions Requiring Conversion of All Class C Common Stock.  Notwithstanding Article V, Section 6(a)(iii) of the Amended and Restated Certificate of Incorporation, subject to the payment of and after giving effect to the Stock Dividend, each share of Class C Common Stock held by the Co-Founder and the Co-Founder’s Permitted Transferees and Qualified Trustees will be convertible into Class B Common Stock at such time as such Class C Common Stock represents in the aggregate less than 60% of the Co-Founder’s Base Class C Common Stock (as defined in the Amended and Restated Certificate of Incorporation); provided, however, for purposes of determining the percentage of such Co-Founder’s Base Class C Common Stock under this Section 4, the number of shares of Class C Common Stock held by the Co-Founder and the Co-Founder’s Permitted Transferees and Qualified Trustees shall exclude any shares of Class C Common Stock that have been Sold by the Co-Founder or the Co-Founder’s Permitted Transferees or Qualified Trustees to a Robert Murphy Related Party at the applicable time of determination, unless the Co-Founder retains Voting Control over such shares of Class C Common Stock at the applicable time of determination.

5.Equal Status.  Notwithstanding anything to the contrary in Article V, Section 4 of the Amended and Restated Certificate of Incorporation, the Company shall not approve any Liquidation Event, and the Holders shall not vote in favor of any Liquidation Event, unless the shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock are treated equally and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to stockholders of the Company, unless different treatment of each such class is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class treated adversely, voting separately as a class, excluding, in the case of any adverse treatment of the Class A Common Stock, any shares of Class A Common Stock held by the Holders and any Robert Murphy Related Party; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock in connection with any Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be “consideration” for purposes of this Section 5.

6.Scope of this Agreement. This Agreement shall not in any way constitute an amendment, modification, supplement or waiver of any right, preference, privilege, term or provision set forth or contained in the Amended and Restated Certificate of Incorporation.

7.Effectiveness; Termination.

(a)Section 1, Section 2, Section 6, Section 7 and Section 8 of this Agreement shall become effective on the Effective Date.  Section 3, Section 4 and Section 5 of this Agreement shall only become effective if the Stock Dividend is paid on the terms and subject to the conditions of this Agreement, including that it has been paid on each share of Common Stock outstanding as of the record date for determining the holders of Common Stock entitled to payment of the Stock Dividend.  Unless earlier terminated as set forth in Section 7(b) or Section 7(c) below, this Agreement shall terminate automatically and without further action by any Party at such time as the Co-Founder and his Permitted Transferees and Qualified Trustees cease to own any shares of Class C Common Stock or Class B Common Stock following the payment of the Stock Dividend (including as a result of the occurrence of the Final Conversion Date (as defined in the Amended and Restated Certificate of Incorporation)).

(b)This Agreement may be terminated at any time, by a written instrument executed by each of the Holders and that has been approved by a majority of the Independent Directors and executed on behalf of the Company.

(c)This Agreement shall terminate automatically and without further action by any Party if the Dividend Declaration Condition has not been satisfied on or before the tenth (10th) anniversary of the Effective Date.

8.Miscellaneous.

(a)Joinder.  During the term of this Agreement, in the event a Holder Transfers shares of Common Stock to a person that meets the requirements of a Permitted Transferee or Qualified Trustee, the Holder shall cause such person to become a party to this Agreement as a “Holder” and shall deliver to the Company a duly executed counterpart signature page in connection with such Transfer.

(b)Successors and Assigns; No Third Party Beneficiaries.  Except as expressly provided in Section 8(a) with respect to a Transfer of shares of Common Stock by a Holder to a person that meets the requirements of a Permitted Transferee or Qualified Trustee, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred (whether by operation of law or otherwise) by the Company, on the one hand, or any Holder, on the other hand, without the prior written consent of the Holders or the Company, respectively, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that the Company may assign or transfer this agreement to a successor entity in connection with any merger, consolidation, reorganization or business combination transaction.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities of any nature whatsoever under or by reason of this Agreement.

(c)Entire Agreement.  This Agreement, together with the Amended and Restated Certificate of Incorporation, constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof.

(d)Amendment and Waiver.  This Agreement may be amended, modified or supplemented only by a written instrument that has been executed by each of the Holders and that has been approved by a majority of the Independent Directors and executed on behalf of the Company.  Any failure of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party entitled to the benefit thereof only by a written instrument that has been signed by the Party granting such waiver and that, in the case of the Company, has been approved by a majority of the Independent Directors.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(e)Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:  (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier, one (1) business day after mailing; (iii)  if otherwise actually personally delivered, when delivered; and (iv) if sent by email (without receipt of any delivery failure notice), upon sending (provided that a confirmation copy is also given by another method of delivery prescribed herein within two (2) business days after transmission), provided, however, that such notices, requests, demands and other communications are delivered (or in the case of email, addressed) to the address set forth below, or to such other address as any Party shall provide by like notice to the other Party:

If to the Company, to:

Snap Inc.
3000 31st Street, Santa Monica, CA 90405
Email: legalnotice@snap.com
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street, New York, NY 10019
Email: mgordon@wlrk.com and azpreiss@wlrk.com
Attention: Mark Gordon and Alison Zieske Preiss

If to a Holder, to:

Evan Spiegel

c/o Snap Inc.
3000 31st Street, Santa Monica, CA 90405
Email:

with a copy (which shall not constitute notice) to:

Munger, Tolles & Olson LLP
350 South Grand Avenue, 50th Floor, Los Angeles, CA 90071
Email: jennifer.broder@mto.com
Attention: Jennifer M. Broder

(f)Governing Law; WAIVER OF JURY TRIAL.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State, without regard to the conflict of laws principles thereof which would result in the application of the laws of any other jurisdiction.  Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent neither of the aforesaid courts have jurisdiction, the Superior Court of the State of Delaware, and any appellate court therefrom, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including any action or proceeding brought by, in the right of or on behalf of the Company (including any derivative action or proceeding), or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in any such court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court; and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each of the Parties hereby agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the Parties hereby irrevocably consents to service of process in the manner provided for notices in Section 8(e).  Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by applicable law.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(g)Equitable Remedies.  Each Party acknowledges and agrees that the other Party would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Therefore, notwithstanding anything to the contrary set forth in this Agreement, each Party hereby agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first Party under this Agreement, and each Party hereby agrees to waive the defense in any such suit that the other Party has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.  The equitable remedies described in this Section 8(g) shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties may elect to pursue.  The rights and remedies provided for in this Agreement are cumulative and are not exclusive of any other rights or remedies which the Parties may have hereunder or may otherwise have at law or in equity.

(h)Severability.  In the event that any one or more of the terms or provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement so long as the absence by reason of invalidity, illegality or unenforceability of such terms or provisions does not materially adversely affect any Party, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement and which are not materially adverse to any Party.  Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the Parties as reflected by this Agreement and not materially adverse to any Party.  To the extent permitted by applicable law, each Party waives any term or provision of law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

(i)Interpretation.  The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement and have been advised by counsel in connection therewith.  In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the terms or provisions of this Agreement.  For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation;” (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; and (iii) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular term or provision of this Agreement, unless otherwise specified.

(j)Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or electronic signature and by electronic mail or PDF), each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(k)Other Agreements. Notwithstanding anything to the contrary herein, this Agreement shall not supersede or in any way change or modify the proxy agreement between the Co-Founders.

*  *  *  *  *

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company and the Co-Founder have executed this Agreement as of the date first above written.

Snap Inc.

By:	/s/ Darcie Henry
Name: Darcie Henry
Title: Chief Human Resources Officer

Co-Founder

/s/ Evan Spiegel

Evan Spiegel